Exhibit 3.1

Execution Draft

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

MB FINANCIAL, INC.

(a Maryland corporation)

MB Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:    The Corporation desires to amend its Articles of Incorporation (as amended and supplemented and as currently in effect, the “Charter”) as follows:

Article 5, Section C of the Charter is hereby deleted and the following is inserted in lieu thereof:

“C.    Common Stock. Except as provided under the terms of any stock classified or reclassified by the Board of Directors pursuant to this Article 5 and as limited by Section F of this Article 5, the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation; provided that, for as long as the Corporation’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) is outstanding, the Series C Preferred Stock shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote pursuant to this Section C, the holders of the Series C Preferred Stock being entitled to twenty-four votes for each share of such Series C Preferred Stock standing in the holder’s name on the books of the Corporation and the holders of Common Stock being entitled to one vote per share of Common Stock; provided, further, that no holder of Series C Preferred Stock shall be entitled to vote on any matter submitted to a vote of the holders of Common Stock prior to the effective date of this amendment, including the merger between a subsidiary of Fifth Third Bancorp, an Ohio corporation, with and into the Corporation, with the Corporation surviving the merger. The foregoing voting rights of the Series C Preferred Stock with the Common Stock are in addition to, and not in limitation of, the voting rights granted by the Articles Supplementary for the Series C Preferred Stock. Subject to any rights and preferences of any class of stock having preferences over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after payment or provision for payment of all debts and liabilities of the Corporation and payment or provision for payment of any amounts owed to the holders of any class of stock having preference over the Common Stock on distributions on liquidation, dissolution or winding up of the Corporation.”

SECOND:    The Corporation desires to amend its Articles Supplementary relating to the Corporation’s Series C Preferred Stock, filed by the Corporation with the SDAT on November 21, 2017, as follows:

(1)	Section 6(a) of Annex A thereto is hereby deleted and the following is inserted in lieu thereof:

“(a)    Except as provided below or as expressly required by applicable law or the Corporation’s charter, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock.”

(2)	Section 6(d) of Annex A thereto is hereby deleted and the following is inserted in lieu thereof:

“(d)    Except as expressly provided in this Section 6 or the Corporation’s charter, each holder of Series C Preferred Stock shall have one vote per share on any matter on which holders of Series C Preferred Stock are entitled to vote under this Section 6. The holders of the Series C Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Corporation’s charter, of the Series C Preferred Stock.”

THIRD:    The foregoing amendments to the Charter were declared advisable by the Board of Directors of the Corporation and approved by the common stockholders of the Corporation at a special meeting of stockholders held on September 18, 2018.

FOURTH:    These Articles of Amendment shall become effective at 10:00 p.m. Eastern time on March 21, 2019.

FIFTH:    The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, MB Financial, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Corporate Secretary as of the 21st day of March, 2019.

ATTEST:		MB FINANCIAL, INC.

/s/ DORIA L. KOROS	By:	/s/ MITCHELL FEIGER
Doria L. Koros		Mitchell Feiger
Corporate Secretary		President and Chief Executive Officer

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